Netcare Health Services Inc.

Report On Financial Statements

Year Ended December 31, 2000

Netcare Health Services, Inc.

INDEX
Page

Independent Auditors' Report	2

Balance Sheet
December 31, 2000	3

Statement of Operations
Year Ended December 31, 2000	4

Statement of Shareholder's Equity
Year Ended December 31, 2000	5

Statement of Cash Flows	6
Year Ended December 31, 2000

Notes to Financial Statements	7-12

INDEPENDENT AUDITORS' REPORT

To the Shareholder of

NetCare Health Services, Inc.

We have audited the accompanying balance sheet of NetCare Health Services, Inc. as of December 31, 2000 and the related statements of operation and shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of NetCare Health Services, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Marks, Paneth & Shron, LLP

New York, New York

November 9, 2001

Netcare Health Services Inc.
Balance Sheet
December 31, 2000

ASSETS

Cash	$ 16,204
Accounts receivable (net of allowance
for doubtful accounts of $174,644)	1,211,288
Inventory	249,903
Prepaids and other assets	20,543
Deferred tax asset	161,579

Total current assets	1,659,517

Property and equipment (net of accumulated
depreciation of $18,464)	139,383

$ 1,798,900

LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts Payable	$ 591,495
Accrued Expenses	64,092
Due to Balz Medical Services	72,701
Due to Affiliates	135,232
Notes payable bank	40,000
Loans payable shareholder	300,000

Total current liabilities	1,203,520

Loans payable shareholder	503,448
Interest payable shareholder	31,174
Deferred tax liability	3,771

Total liabilities	1,741,913

Capital stock - 1,000 shares authorized,
issued and outstanding, no par value	-
Additional paid in capital	320,000
Accumulated deficit	(263,013)

Total shareholder's equity	56,987

$ 1,798,900

The accompanying notes are an integral part of these financial statements
Netcare Health Services Inc.
Statement of Operations
For the year ended December 31, 2000

Operating revenues	$ 5,947,498
Other revenues	105,044

Total revenues	6,052,542

Costs and expenses:

Cost of sales	4,256,907
Operating expenses	1,200,346
General and administrative	670,357
Legal and professional fees	79,455
Rent expense	96,000
Occupancy costs	59,696

Loss before interest, taxes,
depreciation and amortization	(310,219)

Depreciation expense	18,464
Interest expense-shareholder	31,174
Interest expense	18,070

Loss before taxes	(377,927)

Income tax benefit	141,723

Net loss	$ (519,650)

The accompanying notes are an integral part of these financial statements

Netcare Health Services Inc.
Statement of Shareholder's Equity
For the year ended December 31, 2000

				Total
	Capital	Paid in	Retained	Shareholder's
	Stock	Capital	Earnings	Equity

Balance 1/01/00	$ -	$ -	$ (26,809)	$ (26,809)
Additional paid in capital	-	320,000	-	320,000
Net loss	-	-	(519,650)	(519,650)

Balance 12/31/00	$ -	$ 320,000	$ (546,459)	$ (226,459)

The accompanying notes are an integral part of these financial statements

Netcare Health Services Inc.
Statement of Cash Flows
For the year ended December 31, 2000

Cash flows from operating activities:
Net loss		$ (519,650)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	18,464
Provision for bad debts	174,644
Increase in deferred taxes	(141,723)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,385,932)
Increase in inventory	(249,902)
Increase in prepaids and other assets	(20,543)
Increase in accounts payable	526,523
Increase in due to Balz Medical Services	55,477
Increase in due to Medix Direct	135,232
Increase in other liabilities	95,267
Total adjustments		(792,493)
Net cash used in operating activities		(1,312,143)

Cash flows from investing activities:
Purchase of property and equipment	(86,965)
Net cash used in investing activities		(86,965)

Cash flows from financing activities:

Proceeds from bank note	40,000
Proceeds from long term note	225,000
Proceeds from capital investment	320,000
Proceeds from shareholder loans	503,448
Net cash provided by investing activities		1,088,448

Net decrease in cash		(310,660)
Cash - January 1, 2000		43,418
Cash - December 31, 2000		$ (267,242)

Supplemental Disclosure of Cash Flow Information
Interest paid		$ 3,707
Income taxes paid		$ -

The accompanying notes are an integral part of these financial statements

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 1. Description of Business

NetCare Health Services, Inc. (the "Company") was incorporated in Connecticut on November 16, 1999 and incurred start-up related expenses until operations commenced in January 2000. The Company was acquired on April 1, 2000 by RXLTC.com, LLC, a limited liability company organized in Delaware ("RXLTC"). RXLTC is an indirect, wholly-owned subsidiary of Careportal.com, LLC, a limited liability company organized in Delaware ("Careportal").

The Company contracts with independent long-term care facilities to provide pharmaceuticals and nutritional products as prescribed by doctors to patient residents of the facilities. Income is generated on a prescription by patient basis and direct billed to Medicare, Medicaid, health insurance providers and/or to the patient depending on the insurance status of the patient. Revenue is principally derived from Medicare, Medicaid and Insurance billings and is recognized in the period the products are provided. The Company also contracts to provide pharmacy consulting and medical records services to the same facilities on a fixed price per patient bed. Revenue from these services is recognized in the period the services are provided.

Note 2. Summary of Significant Accounting Policies

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted of the United States of America requires management to make certain estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Inventories: Inventories, which consist of pharmaceuticals and nutritional products, are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment: Depreciation is calculated on a straight-line basis over the useful lives of the assets of either five or seven years.

Income taxes: The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to their expiration. Although realization is not assured, the Company believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 3. Property and Equipment

At December 31, 2000, Property and Equipment consisted of the following:

Furniture and fixtures $ 53,372

Equipment 104,475

Total Property and equipment 157,847

Accumulated Depreciation (18,464)

Net Property and Equipment $ 139,383

Note 4. Leases

The Company has an operating lease for approximately 9,400 square feet for its pharmacy dispensary, office and warehouse in Middletown, Connecticut. The lease commenced on December 1, 1999 for a period of ten years and requires equal monthly payments of $8,000 over the term of the lease. Rent expense under this lease amounted to $ 96,000 for the year ended December 31, 2000.

The Company leases certain office equipment under an operating lease that commenced January 1, 2000 for a term of three years. This lease requires monthly payments, in arrears, at a rate of $322 per month.

Future minimum annual rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000 are as follows:

2001 $ 99,864

2002 99,864

2003 96,000

2004 96,000

2005 96,000

2006 and thereafter 376,000

Total minimum lease payments $ 863,728

Note 5. Income Taxes

At December 31, 2000, the Company has federal and state tax loss carryforwards of approximately $256,000, which expire in 2020.

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 5. Income Taxes (continued)

The components of the Company's deferred tax assets and liabilities as of December 31, 2000 are as follows:

Gross deferred tax assets:

Net operating loss carryforwards $ 96,088

Accounts Receivable allowances 65,491

161,579

Gross deferred tax liabilities:

Depreciation and amortization (3,771)

Net deferred tax asset $157,808

Note 6. Concentration of Credit Risk

The Company contracts its services individually with each long-term care facility. These facilities vary in size from 75 to 300 patient beds. At December 31, 2000, the Company was servicing 1513 patient beds, 64% of which were under individual contracts with long-term care facilities under common control. At December 31, 2000, receivables totaling approximately $250,000 were outstanding from this group. The Company is exposed to loss of revenues in the event that this group contracts with a competitor for all of its business. Although the Company believes that such an event is not likely to occur, it intends to acquire additional contracts with long-term care facilities not part of this group and, subsequent to December 31, 2000 has, in fact, acquired an additional 213 patient beds from unaffiliated facilities.

The Company purchases a substantial amount of its pharmaceuticals from a single supplier. Such purchases represented approximately 85% of its total pharmaceutical purchases during 2000 and amounts outstanding in accounts payables totaled approximately $319,000 to this unaffiliated vendor at December 31, 2000. The Company has granted this supplier a security interest in all inventories, accounts receivable, prescription files and customer records. The Company is seeking to negotiate purchase contracts with other suppliers on terms at least as favorable as its current contract.

The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

Note 7. Note Payable

On February 28, 2000 the Company established a Line of Credit with BankBoston in the amount of $40,000. This Line of Credit is due on demand, interest is payable monthly at 2% over BankBoston's Base Rate, and is secured by all the assets of the Company.

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 7. Note Payable (continued)

The balance outstanding under this Line of Credit at December 31, 2000 was $ 40,000 and interest expense totaled $ 3,708 during 2000, $390 of which was unpaid and accrued at December 31, 2000. The interest rate at December 31, 2000 was 11.5% and the average interest rate during 2000 was 11.4%

Note 8. Loans Payable to Shareholder

The Company has entered into a Revolving Promissory Note with CarePortal on April 1, 2000 that permits the Company to borrow up to $750,000 with interest at a rate of 10% per annum on principal only. The note is due and payable as to interest and principal on January 31, 2003. At December 31, 2000, $503,448 of borrowings are outstanding under this Revolving Promissory Note and $31,174 of interest is accrued and unpaid. During 2000, the Company incurred $31,174 of interest expense under this Note.

Commencing in 1999, the then current officer and sole shareholder ("former shareholder") of the Company loaned funds to the Company for capital purchases and working capital. The total amount due the former shareholder was $300,000 at December 31, 2000 and $75,000 at December 31, 1999. These funds were advanced without any formal arrangement; the last advance to the Company was made during March, 2000. On May 17, 2001, these loans totaling $300,000 were paid in full plus $20,000 representing interest for the period the funds were advanced. This former shareholder remains an officer of the Company.

Note 9. Additional Paid In Capital

In conjunction with the acquisition of all outstanding shares of the Company on April 1, 2000, RXLTC made a capital contribution of $320,000 to the Company.

Note 10. Related Party Transactions

Commencing in 2000, the Company contracted for delivery services with a corporation owned and controlled by three employees of the Company. During 2000, the Company incurred expenses of $192,489 and, at December 31, 2000, $29,815 of such invoices are unpaid and accrued. During 2001, the Company continues to contract for delivery services from this corporation.

The Company had purchased certain supplies from MedixDirect.com, LLC ("Medix") during 2000 totaling $372,100. Medix is a whollyowned subsidiary of the majority shareholder of Careportal. At December 31, 2000, the Company owed $135,232 in unpaid invoices to Medix. Medix provided medical supplies until the end of March 2001 when the Company switched to a third party distributor for its purchases.

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 10. Related Party Transactions (continued)

Medix had purchased certain assets and liabilities of Balz Medical Services, Inc. ("Balz") on June 1, 2000. Balz, a wholly-owned subsidiary of a significant customer of the Company, sold medical supplies to the Company until its acquisition by Medix.

During 2000, the Company purchased $33,702 of medical supplies and $30,674 of certain management services from Balz. At December 31, 2000, the Company owed Balz $72,701 for unpaid supplies and services. In August 2001 the Company offset $72,701 in outstanding receivables from this significant customer with payables owed to Balz by the Company.

Note 11. Contingencies and Legal

In February 2001, the Company had received notification from legal counsel representing a former delivery service, Medical Logistics, Inc ("MLI") that it is in breach of its contract and owes MLI $77,133 for services provided to the Company. The Company has contested these charges as excessive, but nevertheless has recorded this amount in its accounts payable as invoiced by MLI. Discovery requests have not been responded to by MLI and it is the intent of the Company to institute a motion to compel the responses.

A former pharmaceutical supplier to the Company, Neuman Distributors, Inc. ("Neuman") is owed $34,233 for unpaid invoices. The Company has recorded this full amount in its accounts payable. A settlement has been proposed by Neuman at discounted amounts and the Company is in the process of evaluating the settlement terms.

Note 12. Subsequent Events

In May 2001, the Company entered into a letter of intent to merge with Digital Commerce International Inc, a Delaware corporation ("DCI"). DCI is traded on the OTC under the symbol THBK. Pursuant to this letter of intent, the Company has been funded $250,000 in non-refundable advances by DCI for expenses incurred by RXLTC to complete the reorganization and merger and to provide for interim working capital funding.

In July 2001, the Company's shareholder entered into an agreement with DCI to sell all of its shares to DCI in exchange for 59.2% of the number of shares of common stock of DCI outstanding on a fully diluted basis, should all conditions of this agreement be met.

This agreement expired on July 20, 2001, however all parties are presently proceeding with this transaction. It is intended that this transaction qualify as a tax-free reorganization and would be accounted for as a reverse merger with the Company becoming a wholly-owned subsidiary of DCI.

NetCare Health Services Inc.

Notes to Financial Statements

For the Year Ended December 31, 2000

Note 12. Subsequent Events (continued)

On May 4, 2001, the Company entered into a promissory note with a private lender to obtain a $300,000 loan, without interest, to repay the loan to the Company's former shareholder. The terms of the note require equal monthly payments of $30,000 commencing June 1, 2001. Although the promissory note bears no interest, it requires that Careportal's majority owner issue 25,000 membership units in Careportal representing 0.2276% of the equity in Careportal. This promissory note is guaranteed by Careportal, and personally by a director and officer of the Company and also by an officer and director of Careportal. The issuance of membership units has been treated as prepaid interest totaling $13,504 to be amortized over the term of the note. All principal payments due under this note have been paid to date.

On June 21, 2001, the Company entered into an agreement with SAMPAL Medical to purchase enteral nutrients at a rate lower than its then current supplier, with direct delivery to the long-term care facilities and on credit terms and conditions acceptable to the Company.

During 2001, the Company advanced $121,000 to Medix to fund certain of its operating expenses.

The Company has incurred approximately $160,000 to date of expenditures on behalf of the RXLTC restructuring plan during 2001. These amounts have been fully offset by the $250,000 in advances received from DCI.

During 2001, the Company paid $4,000 in insurance expenses to the indirect parent of Careportal for its pro rata share of coverage under certain policies.

Netcare Health Services, Inc.

Report On Unaudited Financial Statements

Year Ended July 31, 2001

Netcare Health Services, Inc.

INDEX TO UNAUDITED FINANCIAL STATEMENTS
Page

Balance Sheets
As of July 31, 2001and December 31, 2000 (audited)	2

Statement of Operations
For the Seven Months Ended July 31, 2001 and 2000	3

Statement of Shareholder's Equity
For the Seven Months Ended July 31, 2001	4

Statement of Cash Flows	5
For the Seven Months Ended July 31, 2001 and 2000

Notes to Unaudited Financial Statements	6-12

Netcare Health Services, Inc.
Balance Sheets
At July 31, 2001 and December 31, 2000

	July 31,	December 31,
	2001	2000
		(audited)
ASSETS

Cash	$ 251,432	$ 16,204
Accounts receivable (net of allowance for doubtful
accounts of $178,836 and $174,644, respectively)	1,270,188	1,211,288
Inventory	110,775	249,903
Prepaids and other assets	35,737	20,543
Deferred tax asset	130,631	161,579

Total current assets	1,798,763	1,659,517

Property and equipment (net of accumulated
depreciation of $35,184 and $18,464, respectively)	124,339	139,383

	$ 1,923,102	$ 1,798,900

LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts Payable	$ 618,610	$ 591,495
Accrued Expenses	47,360	64,092
Due to Balz Medical Services, Inc.	72,701	72,701
Due to Affiliates	235,365	135,232
Notes payable bank	40,000	40,000
Loans payable	240,000	300,000

Total current liabilities	1,254,036	1,203,520

Loans payable shareholder	485,947	503,448
Interest payable shareholder	60,177	31,174
Deferred tax liability	7,747	3,771

Total liabilities	1,807,907	1,741,913

Capital stock - 1,000 shares authorized,
issued and outstanding, no par value	-	-
Additional paid in capital	320,000	320,000
Accumulated deficit	(204,805)	(263,013)

Total shareholder's equity	115,195	56,987

	$ 1,923,102	$ 1,798,900

The accompanying notes are an integral part of these financial statements

Netcare Health Services, Inc.
Statement of Operations
For the seven months ended July 31, 2001 and 2000
(Unaudited)

	2001	2000

Operating revenues	$ 4,316,283	$ 3,278,609
Other revenues	67,826	54,224

Total revenues	4,384,109	3,332,833

Costs and expenses:

Cost of sales	2,984,807	2,436,224
Operating expenses	671,644	661,685
General and administrative	397,529	344,750
Legal and professional fees	66,942	41,469
Rent expense	56,000	56,000
Occupancy costs	53,162	36,264

Earnings (loss) before interest taxes,
depreciation and amortization	154,025	(243,559)

Depreciation expense	16,720	7,570
Interest expense-shareholder	29,003	8,760
Interest expense	15,170	8,407

Income (loss) before taxes	93,132	(268,296)

Income tax expense (benefit)	34,924	(100,613)

Net Income (loss)	$ 58,208	$ (167,683)

The accompanying notes are an integral part of these financial statements

Netcare Health Services Inc.
Statement of Shareholder's Equity
For the seven months ended July 31, 2001
(Unaudited)

Total
	Capital	Paid in	Retained	Shareholder's
	Stock	Capital	Earnings	Equity

Balance 1/01/01	$ -	$ 320,000	$ (263,013)	$ 56,987
Additional paid in capital	-	-	-	-
Net lncome	-	-	58,208	58,208

Balance 07/31/01	$ -	$ 320,000	$ (204,805)	$ 115,195

The accompanying notes are an integral part of these financial statements

Netcare Health Services Inc.
Statement of Cash Flows
For the seven months ended July 31, 2001 and 2000
(Unaudited)

	2001	2000
Cash flows from operating activities:
Net income (loss)	$ 58,208	$ (167,683)
Adjustments to reconcile net income (loss) to net
cash provided by/(used in) operating activities:
Depreciation	16,720	7,570
Provision for bad debts	4,192	129,960
Decrease in deferred taxes	34,924	(100,613)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(63,091)	(1,528,720)
Decrease/(Increase) in inventory	139,127	(137,152)
(Increase) in prepaids and other assets	(15,194)	(22,008)
Increase in accounts payable	27,115	662,213
Increase in due to Balz Medical Services	-	55,477
Increase in due to Medix Direct	5,193	64,845
Increase in due to RxLTC	94,940	-
Increase in other liabilities	12,270	52,096
Net cash provided by/(used in) operating activities	314,404	(984,015)

Cash flows from investing activities:
Purchase of property and equipment	(1,676)	(72,949)
Net cash used in investing activities	(1,676)	(72,949)

Cash flows from financing activities:

Proceeds from bank note	-	40,000
Proceeds from long term note	-	225,000
Proceeds from capital investment	-	320,000
Principal payment on loans	(360,000)	-
Proceeds from loans	300,000	-
Payments on shareholder loans	(17,500)	488,448
Net cash (used in)/provided by financing activities	(77,500)	1,073,448

Net increase in cash	235,228	16,484
Cash balance - Beginning of period	16,204	43,418
Cash balance - End of period	$ 251,432	$ 59,902

Supplemental Disclosure of Cash Flow Information
Interest paid	$ 22,747	$ 1,589
Income taxes paid	$ -	$ -

The accompanying notes are an integral part of these financial statements

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 1. Description of Business

NetCare Health Services, Inc. (the "Company") was incorporated in Connecticut on November 16, 1999 and incurred start-up related expenses until operations commenced in January 2000. The Company was acquired on April 1, 2000 by RXLTC.com, LLC, a limited liability company organized in Delaware ("RXLTC"). RXLTC is an indirect, wholly-owned subsidiary of Careportal.com, LLC, a limited liability company organized in Delaware ("Careportal").

The Company contracts with independent long-term care facilities to provide pharmaceuticals and nutritional products as prescribed by doctors to patient residents of the facilities. Income is generated on a prescription by patient basis and direct billed to Medicare, Medicaid, health insurance providers and/or to the patient depending on the insurance status of the patient. Revenue is principally derived from Medicare, Medicaid and Insurance billings and is recognized in the period the products are provided. The Company also contracts to provide pharmacy consulting and medical records services to the same facilities on a fixed price per patient bed. Revenue from these services is recognized in the period the services are provided.

Note 2. Summary of Significant Accounting Policies

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Inventories: Inventories, which consist of pharmaceuticals and nutritional products, are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment: Depreciation is calculated on a straight-line basis over the useful lives of the assets of either five or seven years.

Income taxes: The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to their expiration. Although realization is not assured, the Company believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 3. Property and Equipment

At July 31, 2001, Property and Equipment consisted of the following:

Furniture and fixtures $ 53,372

Equipment 106,151

Total Property and equipment 159,523

Accumulated Depreciation (35,184)

Net Property and Equipment $ 124,339

Note 4. Leases

The Company has an operating lease for approximately 9,400 square feet for its pharmacy dispensary, office and warehouse in Middletown, Connecticut. The lease commenced on December 1, 1999 for a period of ten years and requires equal monthly payments of $8,000 over the term of the lease. Rent expense under this lease amounted to $ 96,000 for the year ended December 31, 2000.

The Company leases certain office equipment under an operating lease that commenced January 1, 2000 for a term of three years. This lease requires monthly payments, in arrears, at a rate of $322 per month.

Future minimum annual rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of July 31, 2001 are as follows:

2006 $ 99,864

2007 98,864

2008 96,000

2009 96,000

2010 96,000

2006 and thereafter 320,000

Total minimum lease payments $ 806,118

Note 5. Income Taxes

At July 31, 2001, the Company has federal and state tax loss carryforwards of approximately $170,000, which expire in 2020. At December 31, 2000, these loss carryforwards totaled approximately $256,000.

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 5. Income Taxes (continued)

The components of the Company's deferred tax assets and liabilities as of July 31, 2001 are as follows:

Gross deferred tax assets:

Net operating loss carryforwards $ 63,568

Accounts Receivable allowances 67,063

130,631

Gross deferred tax liabilities:

Depreciation and amortization (7,747)

Net deferred tax asset $122,884

Note 6. Concentration of Credit Risk

The Company contracts its services individually with each long-term care facility. These facilities vary in size from 75 to 300 patient beds. At July 31, 2001, the Company was servicing 1,531 patient beds, 61% of which were under individual contracts with long-term care facilities under common control. At July 31, 2001, receivables totaling approximately $480,000 were outstanding from this group. The Company is exposed to loss of revenues in the event that this group contracts with a competitor for all of its business. Although the Company believes that such an event is not likely to occur, it is in the process of acquiring additional contracts with long-term care facilities not part of this group.

The Company purchases a substantial amount of its pharmaceuticals from a single supplier. Such purchases represented approximately 99% of its total pharmaceutical purchases during the seven months ended July 31, 2001 and amounts outstanding in accounts payables totaled approximately $344,000 to this unaffiliated vendor at July 31, 2001. The Company has granted this supplier a security interest in all inventories, accounts receivable, prescription files and customer records. The Company is seeking to negotiate purchase contracts with other suppliers on terms at least as favorable as its current contract.

The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. Substantially all of the cash included in the July 31, 2001 balance sheet was on deposit with one bank. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

Note 7. Note Payable

On February 28, 2000 the Company established a Line of Credit with BankBoston in the amount of $40,000. This Line of Credit is due on demand, interest is payable monthly at 2% over BankBoston's Base Rate, and is secured by all the assets of the Company.

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 7. Note Payable (continued)

The balance outstanding under this Line of Credit at July 31, 2001 was $ 40,000 and interest expense totaled $ 2,265 during the seven months ended July 31,2001, $297 of which was unpaid and accrued at July 31, 2001. The interest rate at July 31, 2001 was 8.75% and the average interest rate during the seven months ended July 31,2001 was 9.77%

Note 8. Loans Payable to Shareholder

The Company has entered into a Revolving Promissory Note with CarePortal on April 1, 2000 that permits the Company to borrow up to $750,000 with interest at a rate of 10% per annum on principal only. The note is due and payable as to interest and principal on January 31, 2003. At July 31, 2001, $485,948 of borrowings are outstanding under this Revolving Promissory Note and $60,177 of interest is accrued and unpaid. During the seven months ended July 31,2001, the Company incurred $29,003 of interest expense under this Note.

During December 2001, the Company amended this Revolving Promissory Note to extend its term an additional one year until January 31, 2003.

Commencing in 1999, the then current officer and sole shareholder ("former shareholder") of the Company loaned funds to the Company for capital purchases and working capital. The total amount due the former shareholder was $300,000 at December 31, 2000 and $75,000 at December 31, 1999. These funds were advanced without any formal arrangement; the last advance to the Company was made during March, 2000. On May 17, 2001, these loans totaling $300,000 were paid in full plus $20,000 representing interest for the period the funds were advanced. This former shareholder remains an officer of the Company.

On May 4, 2001, the Company entered into a promissory note with a private lender to obtain a $300,000 loan, without interest, to repay the loan to the Company's former shareholder. The terms of the note require equal monthly payments of $30,000 commencing June 1, 2001. Although the promissory note bears no interest, it requires that Careportal's majority owner issue 25,000 membership units in Careportal representing 0.2276% of the equity in Careportal. This promissory note is guaranteed by Careportal, and personally by a director and officer of the Company and also by an officer and director of Careportal. The issuance of membership units has been treated as prepaid interest totaling $13,504 to be amortized over the term of the note. All principal payments due under this note have been paid to date.

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 9. Additional Paid In Capital

In conjunction with the acquisition of all outstanding shares of the Company on April 1, 2000, RXLTC made a capital contribution of $320,000 to the Company.

Note 10. Related Party Transactions

Commencing in 2000, the Company contracted for delivery services with a corporation owned and controlled by three employees of the Company. During the seven months ended July 31, 2000, the Company incurred expenses of $200,736 and, at July 31, 2001, $11,980 of such invoices are unpaid and accrued. The Company continues to contract for delivery services from this corporation.

The Company had purchased certain supplies from MedixDirect.com, LLC ("Medix") during 2000 totaling $372,100. Medix is a whollyowned subsidiary of the majority shareholder of Careportal. At July 31, 2001, the Company owed $139,885 in unpaid invoices to Medix. Medix provided medical supplies until the end of March 2001 when the Company switched to a third party distributor for its purchases.

On June 21, 2001, the Company entered into an agreement with SAMPAL Medical to purchase enteral nutrients at a rate lower than its then current supplier, with direct delivery to the long-term care facilities and on credit terms and conditions acceptable to the Company.

Medix had purchased certain assets and liabilities of Balz Medical Services, Inc. ("Balz") on June 1, 2000. Balz, a wholly-owned subsidiary of a significant customer of the Company, sold medical supplies to the Company until its acquisition by Medix. During 2000, the Company purchased $33,702 of medical supplies and $30,674 of certain management services from Balz.

At July 31, 2001, the Company owed Balz $72,701 for unpaid supplies and services. . In August 2001 the Company offset $72,701 in outstanding receivables from this significant customer with payables owed to Balz by the Company.

During May and June 2001, the Company paid a total of $4,000 in insurance expenses to the indirect parent of Careportal for its pro rata share of coverage under certain policies.

During the seven months ended July 31, 2001, the Company advanced $51,000 to Medix to fund certain of its operating expenses.

NetCare Health Services Inc.

Notes to Financial Statements

For the Seven Months ended July 31, 2001

Note 11. Contingencies and Legal

In February 2001, the Company had received notification from legal counsel representing a former delivery service, Medical Logistics, Inc ("MLI") that it is in breach of its contract and owes MLI $77,133 for services provided to the Company. The Company has contested these charges as excessive, but nevertheless has recorded this amount in its accounts payable as invoiced by MLI. Discovery requests have not been responded to by MLI and it is the intent of the Company to institute a motion to compel the responses.

A former pharmaceutical supplier to the Company, Neuman Distributors, Inc. ("Neuman") is owed $34,233 for unpaid invoices. The Company had recorded this full amount in its accounts payable at December 31, 2001. In November 2001, a settlement has been reached with Neuman in the amount of $25,000 with payment in nine equal monthly payments commencing on December 1, 2001. An additional reduction of $5,000 is available to the Company should the amount of $20,000 be paid in full prior to April 1, 2002.

Note 12. Digital Commerce International, Inc. Merger

In May 2001, the Company entered into a letter of intent to merge with Digital Commerce International Inc, a Delaware corporation ("DCI"). DCI is traded on the OTC under the symbol THBK. Pursuant to this letter of intent, the Company has been funded $250,000 in non-refundable advances by DCI for expenses incurred by RXLTC to complete the reorganization and merger and to provide for interim working capital funding.

In July 2001, the Company's shareholder entered into an agreement with DCI to sell all of its shares to DCI in exchange for 59.2% of the number of shares of common stock of DCI outstanding on a fully diluted basis, should all conditions of this agreement be met.

This agreement expired on July 20, 2001, however all parties are presently proceeding with this transaction. It is intended that this transaction qualify as a tax-free reorganization and would be accounted for as a reverse merger with the Company becoming a wholly-owned subsidiary of DCI.